Exhibit 99.1

AXION POWER INTERNATIONAL, INC.

3601 Clover Lane

New Castle, Pennsylvania 16105

March 17, 2015

Dear Shareholders,

As the recently appointed Chairman of the Board of Directors, I take this opportunity to provide a summary update of the Company’s business and activities since the last update that was provided in Dave DiGiacinto’s shareholder letter of December 10, 2014. Much has occurred since I joined the Board at the first of the year including the profound and unexpected loss of Dave, for which we again express our sympathy.

We continue to follow the strategy that Dave outlined in December. His vision for the future Axion is the foundation for most of the Company’s ongoing work. This work is aimed at achieving four key objectives: transitioning the Company from a battery focus to a technology focus, reducing burn rate and overhead costs of the legacy businesses, enhancing the scope and protection of intellectual property and seeking strategic partners to provide resources and market access for the successful business development of our PbC technology.

There have been many shareholder concerns expressed in the past couple months and a number of rumors seem to be circulating. The Company, per its stated policies and practices, will neither respond to rumors nor comment on the market price of its securities. The Company believes that it has valuable technology with good market potential. With effective marketing programs, including strategic partnerships geared to target commercial development, there exists the potential to build a business that can create substantial shareholder value.

As announced in a Current Report on Form 8-K, the Company retired subordinated debt that was collateralized by its intellectual property. This permits greater flexibility in potential licensing and partnering activities. The Company also announced a marketing collaboration with Pacific Energy Ventures to provide enabling resources to better address frequency regulation, one of the Company’s key target markets.

Other initiatives cited in shareholder letters of November 6 and December 10, 2014 remain in progress. Despite close monitoring and follow up, most are not progressing on a schedule favorable to the Company. Many of these initiatives involve complex projects and multi-party decisions that limit the Company’s influence to make things happen. As part of the go-forward strategy, the Company is seeking to balance large projects by identifying and designing new “drop in systems” that fit product rather than project applications. Obviously, direct use of the proprietary PbC batteries remains the ultimate “drop in” goal that can lead to a shorter sales cycle and less dependence on third parties.

As a result of the terms and conditions of the Company’s most recent public offering financing, investors have been exercising cashless B warrant rights requiring the issuance of additional common shares of the Company’s stock. This has the effect of significantly increasing the number of shares available for trading and has influenced the per share value of the Company’s equity. The Company is uncertain if it can continue to meet the terms required for trading on NASDAQ and is currently addressing this matter. The Company also continues to address current liquidity and “going concern” matters. Additional cash funding will be needed in the fourth quarter of 2015, and the Company is evaluating various funding options.

Amid the challenges and issues facing the Company, the board, management and employees have maintained a positive, committed and focused outlook to move the Company ahead and to properly address items critical to continued operations and commercial success. An executive team consisting of the Chairman, COO and CFO is guiding the Company, according to Board advice, until such time as a new CEO joins the Company.

We appreciate your past and continued support.

Sincerely,

/s/ Donald F. Farley

Donald F. Farley

Chairman of the Board of Directors

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